UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 4, 2008
FLOW INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-12448	91-1104842
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
23500 — 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices) (Zip Code)
(253) 850-3500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On December 5, 2008 Flow International Corporation (“Flow” or the “Company”) entered into a First Amendment to Amended and Restated Credit Agreement, amending the terms of its senior secured credit facility to extend the time during which Flow may draw on the term loan to fund the previously announced merger with OMAX from December 9, 2008 to March 9, 2009. The amendment also increases Flow’s LIBOR margin by 1.5%.
The foregoing is a summary of the terms of the First Amendment and does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On December 4, 2008, the Board of Directors of Flow retained Allen M. Hsieh as Flow’s interim Chief Financial Officer, replacing Doug Fletcher, and appointed Dohn R. Johnson, Jr., the Company’s Corporate Controller since 2007, as Flow’s Principal Accounting Officer.
Mr. Hsieh, age 48, served from 2003 to 2007 at Infospace, Inc., a publicly traded provider of online and mobile media products and services, first as Chief Accounting Officer and VP Financial Operations, then as Chief Financial Officer. Prior to working at Infospace, Inc., he served from 2000 to 2003 as Vice President – Finance at Terabeam Corporation, a provider of broadband wireless technology equipment and services. He was at PricewaterhouseCoopers LLP from 1985 to 2000, where he was a partner beginning in 1998. Mr. Hsieh has a B.A. in Business Administration.
Mr. Johnson, age 42, has served as Flow’s Corporate Controller since June 2007. Prior to joining Flow he served from 2001 to 2007 as the Corporate Controller to Savers, Inc., a privately held thrift store chain. He also has served as VP of Finance and Administration at Answers.com, Inc., and Corporate Controller at Wizards of the Coast Inc. Mr. Johnson has received a B.A. from Gonzaga University and an M.B.A. from the University of Washington and is licensed in Washington State as a C.P.A.
ITEM 9.01.    Exhibits
     (d) Exhibits
10.1	First Amendment to Amended and Restated Credit Agreement dated December 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2008	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
	Name:	John S. Leness
	Title:	General Counsel and Secretary